Exhibit (h)(10)

AMENDMENT

TO

AMENDED AND RESTATED PROSPECT SERVICING AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED PROSPECT SERVICING AGREEMENT (the “Agreement”) is made as of September 24, 2009, by and between The Tocqueville Trust, a Massachusetts business Trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

The parties hereto, desiring to amend the Agreement, agree as follows:

W I T N E S S E T H:

WHEREAS, the Trust and USBFS desire to amend Exhibit A of the Agreement dated as of January 12, 2005, to include The Delafield Fund and The Select Fund as investment portfolios for which USBFS renders fulfillment services.

NOW, THEREFORE, the parties hereby agree that Exhibit A to the Agreement is hereby amended as follows:

EXHIBIT A TO THE AGREEMENT

SERIES OF THE TOCQUEVILLE TRUST

(Revised September 24, 2009)

The Tocqueville Fund

The Tocqueville Small Cap Fund

The Tocqueville International Value Fund

The Tocqueville Gold Fund

The Delafield Fund

The Select Fund

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO THE AGREEMENT as of the day and year first above written.

THE TOCQUEVILLE TRUST

By:	/s/ Steven J. Tyrrell
Name:	Steven J. Tyrrell
Title:	Secretary/Treasurer

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Joe D. Redwine
Name:	Joe D. Redwine
Title:	President